Exhibit 23.2

DALE MATHESON CARR-HILTON LABONTE	610 - 938 Howe Street Vancouver, BC Canada V6Z 1N9 Telephone: (604) 682-2778 Facsimile: (604) 689-2778 Email: info@labonteco.com
CHARTERD ACCOUNTANTS

February 2, 2004

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

 Re: SE Global Equities Corp. - Form S-8 dated February 2, 2004

 Dear Sir/Madame:

As independent Chartered Accountants, we hereby consent to the  incorporation by reference therein of our Auditor's Report dated February 27, 2003 to the Stockholders and Board of Directors of SE Global Equities Corp. with respect to the financial statements of the Company included in its annual reports filed with the U.S. Securities and Exchange Commission for the fiscal years ended December 31, 2002 and 2001.

Yours truly,

/s/ Dale Matheson Carr-Hilton LaBonte

Dale Matheson Carr-Hilton LaBonte (formerly LaBonte & Co)
Chartered Accountants